EXHIBIT 2.2
                                                                   -----------

                                 April 30, 2003

National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania 19512

Ladies and Gentlemen:

         National Penn Bancshares, Inc. ("NPB") and HomeTowne Heritage Bank ("HomeTowne") are considering entering into an Agreement and Plan of Merger dated April 30, 2003 (the "Agreement").

         Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) NPB will form, and will own directly all of the outstanding capital stock of, NPB Interim Bank ("NPB Interim Bank"); (b) NPB will acquire HomeTowne by a merger of NPB Interim Bank with and into HomeTowne and the subsequent merger of HomeTowne with and into National Penn Bank, a wholly-owned subsidiary of NPB; (c) shareholders of HomeTowne will receive cash in exchange for their shares of HomeTowne common stock owned on the closing date; and (d) optionholders of HomeTowne will receive stock options exercisable for common stock of NPB in exchange for options exercisable for common stock of HomeTowne outstanding on the closing date (the foregoing, collectively, the "Transactions").

         I have been advised that I may be deemed to be an "affiliate" of HomeTowne for purposes of certain rules issued by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933.

         I understand that NPB is requiring, as a condition to its execution and delivery to HomeTowne of the Agreement, that I execute and deliver to NPB this Letter Agreement.

         Intending to be legally bound hereby, I irrevocably agree and represent as follows:

         1. I agree to vote or cause to be voted for approval of the Transactions all shares of HomeTowne common stock over which I exercise sole or shared voting power.

         2. Through the conclusion of the Transactions, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of HomeTowne common stock over which I exercise sole or shared voting power or any options that I hold to acquire shares of HomeTowne common stock. Notwithstanding the foregoing, after the record date for the approval of the Transactions, I have the right to make gifts of any shares of my HomeTowne Stock or any options that I hold to acquire HomeTowne Stock, to the extent

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National Penn Bancshares, Inc.
April 30, 2003
Page 2

gifts are permitted by any applicable option plan.

         3. I agree, if I am an optionholder, to exchange my options to acquire shares of common stock of HomeTowne for fully vested options to acquire such number of shares of common stock of NPB, and at such per share exercise price, as is provided in Section 1.02(f) of the Agreement, and otherwise on the same terms and conditions as the exchanged HomeTowne options (unless I shall have exercised, with the prior written consent of NPB, any such option prior to the Transactions).

         4. I have sole or shared voting power over the number of shares of HomeTowne common stock, and hold stock options for the number of shares of HomeTowne common stock, if any, set forth below opposite my signature line. NPB recognizes that with respect to any such shares which have been pledged to a third party (which are specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

         5. I agree, if I am an optionholder, not to exercise any options to acquire shares of HomeTowne common stock prior to the closing of the Transactions without the prior written consent of NPB.

         6. I hereby waive the right to assert dissenters rights under the National Bank Act, as amended, the Pennsylvania Banking Code of 1965, as amended, and the Pennsylvania Business Corporation Law of 1988, as amended, and any other applicable law or regulation.

         7. I agree not to offer, sell, transfer or otherwise dispose of any shares of NPB common stock I acquire as a result of the exercise of options to acquire NPB common stock received in exchange for options to acquire HomeTowne common stock, except:

         (a) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act"), covering sales of such NPB common stock is effective and a prospectus is made available under the Securities Act;

         (b) in a transaction which, in an opinion of counsel satisfactory to NPB or as described in a "no-action" or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act; or

         (c) with respect to 75% of such NPB common stock acquired upon the exercise of such options, until a period of six months after the closing of the Transactions has expired, provided,

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National Penn Bancshares, Inc.
April 30, 2003
Page 3

however, in the event the price per share of common stock of NPB shall exceed $37.47, I shall be permitted to sell or otherwise dispose of 75% of NPB common stock acquired from NPB during the period of six months after the closing of the Transactions;

and I acknowledge and agree that, except as provided in the Agreement, NPB is under no obligation to register the sale, transfer or other disposition of NPB common stock issuable to me upon exercise of options, or to take any other action necessary to make an exemption from registration available.

         8. I agree that neither HomeTowne nor NPB shall be bound by any attempted sale of any shares of HomeTowne common stock or NPB common stock, respectively, and HomeTowne's and NPB's transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and I further agree that any certificate representing shares of NPB common stock owned by me may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement.

         9. I represent that I have no present plan or intention to offer, sell, exchange, or otherwise dispose of any shares of NPB common stock that I may acquire as a result of the exercise of options to acquire NPB common stock received in exchange for options to acquire HomeTowne common stock.

         10. I agree, if I am a non-employee HomeTowne director, not to serve as an organizer, director, officer, employee or consultant to another banking or financial services institution with an office located within 50 miles of the City of Lancaster, Pennsylvania, for a period of five years from the date of the closing of the Transactions, except that this covenant shall expire if and when NPB shall be acquired or otherwise sold. I acknowledge that this covenant by me and other HomeTowne directors is a material inducement to the decision of NPB to enter into the Transactions and that NPB would not have entered into the Transactions without my agreement not to compete for a period of five years from the closing of the Transactions. If a Court shall determine that the five year duration of my agreement not to compete is unreasonable and therefore unenforceable, then the period of my agreement not to compete shall be reduced to such amount of time as the Court shall determine is reasonable and my agreement not to compete shall remain in full force and effect and be enforceable to the extent modified by the Court.

         11. I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to

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National Penn Bancshares, Inc.
April 30, 2003
Page 4

bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

         Except as set forth in Paragraph 10 of this Letter Agreement, if applicable, I am signing this Letter Agreement in my capacity as a shareholder of HomeTowne, and as an optionholder if I am an optionholder, and not in any other capacity (including as a director).

         This Letter Agreement shall be effective upon acceptance by NPB.

         This Letter Agreement shall terminate concurrently with, and automatically upon, any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to NPB's rights arising out of any willful breach of any covenant or representation contained herein.

                                                     Very truly yours,

Number of shares held:
                      -----                         ________________________
 Sole voting power:                                                  [Name]
                    -----

 Shared voting power:
                     -----

Number of shares subject
to stock options:
                 -----

Number of pledged
 shares:
       -----





Accepted:
--------

NATIONAL PENN BANCSHARES, INC.


By:___________________________
Name:
Title: